[GRAPHIC  OMITTED]

                               [GRAPHIC  OMITTED]

November  3,  2000

Merlin  Software  Technologies  International,  Inc.
4199  Lougheed  Highway
Suite  200  and  201
Burnaby,  BC,  V5C  3Y6
Canada

ATTENTION:     BOARD  OF  DIRECTORS

Gentlemen:

Re: Common Stock of Merlin Software Technologies International, Inc. Registered on Form SB-2 filed November 3, 2000
     ----------------------------------------

          We act as securities counsel to Merlin Software Technologies International, Inc. (the "Company"), a Nevada corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of approximately 2,575,000 shares of the Company's Common Stock, all of which may be issued upon the conversion of the Series A 10% Senior Secured Convertible Notes and resold, approximately 1,520,000 shares of the Company's Common Stock, which may be issued upon the exercise of Warrants and resold and 500,000 shares of the Company's Common Stock (together referred to as the "Shares"), as further described in a registration statement on Form SB-2 filed under the Securities Act (the "Registration Statement") on November 3, 2000.

          For the purposes of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Prospectus (as defined herein), including all amendments thereto.

          Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is part

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thereof  (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares have been and will be made in compliance with the securities laws of the states, having jurisdiction thereof, we are of the opinion that the Shares, offered by the Selling Shareholders have been, and the Shares to be issued upon the conversion of the Series A 10% Senior Secured Convertible Notes or the exercise of Warrants for adequate consideration will be, validly issued, fully paid and non-assessable.

          This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement and any amendment thereto. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

          We are qualified to practice law only in the Province of British Columbia and the State of California, and we express no opinion herein as to laws other than the laws of the Province of British Columbia and the federal laws of the United States and Canada applicable therein as of the date hereof. We confirm that we are qualified to opine on United States federal securities laws. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur to be brought to our attention that did not exist on the date hereof and of which we had no knowledge.
Yours  truly,

CLARK,  WILSON

/s/ Clark, Wilson